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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 8-A/A
                                (AMENDMENT NO. 2)


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              --------------------

                                    QLT INC.
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             (Exact name of registrant as specified in its charter)


        BRITISH COLUMBIA, CANADA                                   N/A
----------------------------------------                     -------------------
(State of incorporation or organization)                      (I.R.S. employer
                                                             identification no.)

         887 GREAT NORTHERN WAY
         VANCOUVER, B.C. CANADA                                    V5Z 4H5
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(Address of principal executive offices)                          (zip code)



If this form relates to the                If this form relates to the
registration of a class of                 registration of a class of
securities pursuant to Section 12(b)       securities pursuant to Section 12(g)
of the Exchange Act and is effective       of the Exchange Act and is effective
pursuant to General Instruction A.(c)      pursuant to General Instruction A.(d)
please check the following box.            please check the following box.
[ ]                                        [ ]


SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES:

                                       N/A
                                 ---------------
                                 (if applicable)


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered
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       None                                                     N/A


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                          Common Share Purchase Rights
                          ----------------------------
                                (Title of class)

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         This Amendment No. 2 on Form 8-A/A supplements and amends the information set forth in the Registration Statement on Form 8-A dated March 15, 2002, as amended by Amendment No. 1 on Form 8-A/A filed on April 25, 2002, by QLT Inc. (the "Company").

ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         On April 8, 2005, the Board of Directors of the Company approved amendments to the Amended and Restated Shareholder Rights Plan Agreement (as amended, the "Rights Plan Agreement") between the Company and Computershare Trust Company of Canada, as Rights Agent.

         The amendments to the Rights Plan Agreement included (i) replacing references to the Company Act (British Columbia) with references to the Business Corporations Act (British Columbia), reflecting British Columbia's adoption of the Business Corporations Act (British Columbia) to replace the Company Act (British Columbia); (ii) adding the manager of a mutual fund to the list of parties that are not deemed to "Beneficially Own" any security so long as they are not making a Take-over Bid and have not announced an intention to make a Take-over Bid (as defined in the Rights Plan Agreement); (iii) amending the procedure for determining the "Market Price" (as defined in the Rights Plan Agreement) of securities for which no quoted prices are available whereby the Market Price is to be determined by a nationally and internationally recognized investment banking firm selected by the Board of Directors, as opposed to by the Board of Directors as the Rights Plan Agreement previously provided; (iv) removing the requirement that a "Permitted Bid" be on identical terms to all holders; (v) removing the ability of the Board of Directors to alter the Exercise Price of the Rights without the approval of the holders of Voting Shares (as defined in the Rights Plan Agreement) or Rights; and (vi) the correction of certain typographical and similar errors.

         The Rights Plan Agreement will be presented to shareholders for confirmation and approval at the annual and special meeting of the shareholders to be held in May 2005. By its terms, the Rights Plan Agreement will continue in effect only if is confirmed and approved by the shareholders at the annual and special meeting.

         The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Rights Plan Agreement which is attached as Exhibit 4.1 hereto and is incorporated herein by reference. Unless the context otherwise requires, the capitalized terms used in this Amendment No. 2 on Form 8-A/A shall have the meanings ascribed to them in the Rights Plan Agreement.


ITEM 2.           EXHIBITS

Exhibit 4.1 Amended and Restated Shareholder Rights Plan Agreement, dated as of April 8, 2005 between QLT Inc. and Computershare Trust Company of Canada, which includes as Exhibit A thereto the Form of Rights Certificate.


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       QLT INC.


                                       /s/ Paul J. Hastings
                                       -------------------------------------
                                       Paul J. Hastings
                                       President and Chief Executive Officer

Dated:  April 21, 2005


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                                  EXHIBIT INDEX


Exhibit Number            Description
--------------            -----------
    4.1                   Amended and Restated Shareholder Rights Plan
                          Agreement, dated as of April 8, 2005 between QLT Inc.
                          and Computershare Trust Company of Canada, which includes as Exhibit A thereto the Form of Rights
                          Certificate.